UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 18, 2014

HEMPAMERICANA, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-195097	46-4816984
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

78 Reade St

Suite 4FW

New York City, NY 10007

United States

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (212) 349-7068

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Items

On September 18, 2014, at a meeting of our company’s board of directors, and majority shareholders, a resolution was approved to effect the following:

1.) That Salvador Rosillo, the Company’s President, CEO and Director, and Elad Properties Enterprise Corp. will cancel Thirty Five Million Shares (35,000,000) respectively, for a total of approximately Seventy Million Shares (70,000,000), and return these shares to the Company Treasury.

Before this cancelation Salvador Rosillo owned and controlled Forty Million (40,000,000) common shares of restricted stock and Elad Properties Enterprise Corp. owned Forty Million (40,000,000) common shares of restricted stock.

As a result of this Motion Salvador Rosillo and Elad Properties Enterprise Cop. will each cancel Thirty Five Million (35,000,000) common shares of restricted stock and will each beneficially own and control Five Million (5,000,000) common shares of restricted stock. As a result of this motion Seventy Million (70,000,000) shares of common restricted stock total will be canceled and returned to the Company Treasury.

 2.) A forward stock split at a ratio of One to Ten (1:10) for the shares owned by all current stockholders and the subsequent cancellation of all shares generated via this stock split for Salvador Rosillo, Elad Properties Enterprise Corp., Nieves Rosillo and ETN Services, LLC.

(The ratio of 1:10 signifies that every one share will become 10 shares)

Effective as of this resolution the total outstanding shares of the Company following both events is now 11,860,840 shares of common stock. The shares held by non-affiliates is now 1,252,840. Elad Properties Enterprise Corp and Salvador Rosillo hold 5,000,000 shares each. ETN Services, LLC holds 500,000 shares and Nieves Rosillo holds 108,000 shares. These shares all represent our common stock.

*The authorized shares of the Company remain the same and the par value of the Company has remained unaffected by this resolution. Currently, the Company plans within the next 7 days to obtain a new CUSIP number for the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEMPAMERICANA, INC.

/s/ Salvador Rosillo
Salvador Rosillo
CEO, President

Date: September 18, 2014